UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 5, 2006

First Hartford Corporation
(Exact name of registrant as specified in its charter)

Maine	0-8862	01-00185800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

149 Colonial Road, Manchester, Connecticut	06040
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (860) 646-6555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)

On July 5, 2006, the Chief Financial Officer of the Company in consultation with the Board of Directors determined that previously issued Financial Statements as of and for the fiscal year ended April 30, 2005 and the subsequent quarterly periods should not be relied upon.

As reported on Form 8‑K, filed July 6, 2006, the April 30, 2005 Financial Statement showed a debit balance in the Balance Sheet for minority interest of $283,869 which was primarily created as a result of distributions paid to the minority investor in excess of the carrying amount. The Company is in agreement with the Securities and Exchange Commission that the guidance in Paragraph 15 of ARB 51 and EITF 95‑7 indicates that any loss allocation, including distributions, which exceeded the minority interest balance should have been charged against the majority interest. This item will cause a restatement to the Statement of Operations of ($283,869) or (.10) per share for the year ended April 30, 2005

Additionally, the Company will restate the Statements of Cash Flows for the years ended April 30, 2005 and 2004 to reflect the "Distributions from (investment in) affiliates, net" in investing activities rather than operating activities.

Management and the Board of Directors have discussed the matters disclosed in this Form 8‑K/A with Carlin, Charron & Rosen, LLP, the companies independent registered public accounting firm, in reaching the conclusion to restate the financial statements for the above mentioned periods to reflect the correction of the error. Restatement will be reflected for the fiscal year ended April 30, 2005 in the soon to be filed Form 10‑K for the year ended April 30, 2006. The quarterly financial statements will be restated upon filing of the Form 10‑K.

July 17, 2006

First Hartford Corporation

/s/ Stuart I. Greenwald
     Stuart I. Greenwald
     Treasurer and Secretary